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                                                                     EXHIBIT 8.1

                                  BROWN & WOOD
                             ONE WORLD TRADE CENTER
                           NEW YORK, N.Y. 10048-0557

                                                                 October 5, 1994

Chrysler Financial Corporation
27777 Franklin Road
Southfield, Michigan 48034

                       RE: CHRYSLER FINANCIAL CORPORATION
                           REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     We have acted as special federal tax counsel to the trusts referred to below in connection with the filing by Chrysler Financial Corporation, a Michigan corporation (the "Registrant"), of a Registration Statement on Form S-3 (such registration statement, together with the exhibits and any amendments thereto, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") for the registration under the Act of asset backed notes (the "Notes") and asset backed certificates (the "Certificates") in an aggregate principal
amount of up to $               . As described in the Registration Statement,
the Notes and/or the Certificates will be issued from time to time in series, with each series being issued by a trust (each, a "Trust") to be formed by the Registrant pursuant to a Trust Agreement (each, a "Trust Agreement") among the Registrant, a wholly-owned subsidiary of the Registrant (or a limited partnership of which such subsidiary is the general partner) specified in the related prospectus supplement and a trustee, or a Pooling and Servicing Agreement (each, a "Pooling and Servicing Agreement") among the Registrant, Chrysler Credit Corporation, as servicer, and a trustee. Each series may include one or more classes of Notes, which will be issued pursuant to an Indenture between the related Trust and an indenture trustee. Each series will include one or more classes of Certificates, which will be issued pursuant to a Trust Agreement or a Pooling and Servicing Agreement.

     We have advised the Registrant with respect to certain federal income tax consequences of the proposed issuance of the Notes and the Certificates. This advice is summarized under the headings "Summary of Terms -- Tax Status" and "Certain Federal Income Tax Consequences" in the Prospectus and "Summary of Terms -- Tax Status" in the Prospectus Supplements, all a part of the Registration Statement. Such description does not purport to discuss all possible federal income tax ramifications of the proposed issuance, but with respect to those federal income tax consequences that are discussed, in our opinion, the description is accurate in all material respects.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to a reference to this firm (as special federal tax counsel to the Trust) under the heading "Certain Federal Income Tax Consequences" in the Prospectus forming a part of the Registration Statement, without implying or admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

                                          Very truly yours,


                                          /s/ Brown & Wood